Exhibit 14.1

Examples of information to safeguard: • Information received from third parties in connection with Aspen's business • Aspen's plans and business strategy • Non-public operational and financial performance • Unannounced products and/or contracts • Sales data . Significant projects • Customer and supplier lists • Unpublished patent applications • Trade secrets, including manufacturing techniques, and equipment designs • Data and other information related to research and development • Individual employee information Sensitive financial information Proprietary and Confidential Information We provide Aspen team members with proprietary and confidential information relating to our Company and its business with the understanding that such information is to be held in confidence and not communicated to anyone who is not authorized to see it, except as may be required by law. These are costly, valuable resources developed for the exclusive benefit of the Company. Maintaining the confidentiality of Aspen proprietary information includes not discussing confidential information in a non-work setting without approval from LCR. In addition, such information should not be shared inside Aspen unless the recipient has a bona fide need to know the information. This requirement extends to maintaining a clean workplace environment. The obligation to maintain confidentiality and protect the Company's information extends after employment from Aspen ceases. At no time may Aspen's proprietary and confidential information be disclosed to an unauthorized third party or used for personal benefit. I For more information, refer to the Information Security Program Policy. About Our Code Our People Our Business Our Company Helpful Resources 27



OUR CODE OF BUSINESS CONDUCT & ETHICS

aspen aerogels®





Our Mission

Create the world's leading aerogel technology company, advancing sustainability by developing solutions that provide competitive advantages in the markets we serve.







Our Values

Our values reflect who we are and how we work – both with each other and with our customers, suppliers, and communities. They shape our interactions, guide our decisions, and inspire us to bring our best. Whether collaborating internally or externally, our values drive us to make a meaningful impact within Aspen and in all our relationships.

We are Problem Solvers

We are relentlessly driven to solve mission-critical challenges and create innovative solutions that excite both internal and external customers. We take thoughtful risks and push the limits of what's possible.

We Drive Forward

We thrive in an ever-changing environment by taking action and delivering results. With a curious and agile mindset, we adapt and take initiative with speed, energy, and optimism.

We Do the Right Thing

We hold ourselves accountable to the highest standards of safety, quality, and integrity. Doing the right thing means protecting ourselves, others, and the environment. We deliver on our promises and take responsibility by aligning our actions with our commitments.

We are Allies

We are committed to maintaining a culture where everyone's input and contributions are valued. We work as one team, leveraging our collective strengths and unique talents. We are stronger together.

Message from our President and Chief Executive Officer



Dear Team Member,

At Aspen Aerogels, our commitment to safety, integrity, respect, and excellence forms the foundation of everything we do. As we continue to grow our organization and navigate the complexities of the industries we serve, it is essential that we adhere to the highest ethical standards.

Our Code of Business Conduct & Ethics sets forth our company principles and expectations. This document is more than just a set of guidelines; it reflects our core values and a roadmap for our actions and decisions. It ensures that we operate with transparency, fairness, and accountability, both within our organization and with customers, partners, and our communities.

Everyone at Aspen must review the Code carefully and integrate its principles into our daily work. If you ever find yourself in a situation where the right course of action is unclear, please don't hesitate to seek guidance from one of the resources found in this document. Remember, upholding our ethical standards is a responsibility we all share, and it is critical to our collective success.

Together, we will continue to build a company that not only achieves great results but does so with integrity and respect for those around us.

Thank you for your ongoing dedication to these values and for your commitment to doing the right thing, the right way, always.

Don Young
President and Chief Executive Officer

Table of Contents

ABOUT OUR CODE

Our Code of Business Conduct and Ethics (the "Code") is intended to provide all team members of Aspen Aerogels, Inc. and its subsidiaries (collectively, "Aspen" or the "Company") with a clear understanding of the principles of business conduct and ethics that are expected of us. It guides us in making ethical and legal decisions when conducting business and performing day-to-day duties.

The standards set forth in the Code apply to everyone at Aspen, including our employees, executives, officers, Board of Directors, and any individuals or entities acting on behalf of Aspen.

Aspen's Board of Directors is responsible for approving our Code. Our Chief Compliance Officer and Compliance Committee, both appointed by the Board of Directors (or a committee thereof), are responsible for administering, updating, and enforcing the Code. Aspen reserves the right to review and revise the Code at its discretion.

Our Code does not constitute a contract or guarantee of employment for any duration of time or create any specific employment rights.



Our Responsibilities

The ultimate responsibility for maintaining our Code rests with each of us. Applying these standards to our business activities is an extension of our mission and values.

We must always conduct ourselves in an ethical business manner and enable others to do the same. Each Aspen team member is expected to be honest, fair, and accountable in all business dealings, and to ensure:

- workplace safety;
- ethical and legal decision making;
- understanding and compliance with this Code, Company policies, and applicable laws and regulations;
- advice is sought before proceeding when you are unclear on what to do; and
- concerns and violations of this Code are properly raised to your manager or supervisor, an Aspen representative from Human Resources or Legal, Compliance & Regulatory ("LCR"), or the Ethics Hotline.



Our managers and supervisors have additional responsibilities to support team members with understanding the Code, complying with its principles and raising concerns about behavior in the workplace.

Managers and supervisors must report misconduct that others have shared with them.

Complying with the Code

While it is impossible for this Code to describe every situation that may arise, it outlines the principles and expectations that govern our conduct at all times.

If you are confronted with situations not covered by this Code, or have questions regarding the matters that are addressed in the Code, consult with your manager or supervisor, or an Aspen representative from Human Resources or LCR for guidance.

The information set forth in this Code supplements Company policies and applicable laws. In circumstances where the Code or Company policy may differ from laws and regulations, the more restrictive requirements prevail. Aspen's policies are available via the Company's intranet site.

Violations of the Code may result in disciplinary action up to and including termination of any employment or other relationship with the Company, and possibly other legal action. As with all disciplinary matters, principles of fairness and equity always apply.

If you are unsure of the appropriateness of an activity, consider the following and seek guidance:

- Does it align with Aspen's mission and values?
- Is it consistent with this Code, Company policies, and applicable laws?
- Does it build trust with our customers, partners, team members, shareholders, and the community?
- Would you be comfortable if this became public?



Acknowledgment

Every Aspen team member must regularly acknowledge their review of the Code.

This acknowledgment also includes your agreement to comply with the Code and Company policies in your daily work activities.





Reporting a Concern

We all have a responsibility to report all suspected or known violations of the Code, Company policy, or law. There are several ways to raise questions or report a concern:

- Manager or Supervisor;
- Human Resources;
- Legal, Compliance & Regulatory; or
- Ethics Hotline (a third-party service available 24 hours a day, 7 days a week):
  - https://whistleblowersoftware.com/secure/aspenaerogels

Aspen takes reports of suspected or known violations very seriously, and promptly conducts an investigation. Information provided to assist Aspen with investigating the report will be kept confidential to the extent reasonably possible to conduct a complete and fair investigation or as required by applicable law. Reports may be made on an anonymous basis, where allowed by law.

Failure to report suspected or known violations, or refusal to cooperate fully with an investigation, is itself a violation of the Code and may subject the team member to disciplinary action up to and including termination of employment or other relationship with the Company, or legal action. If you are unsure about a situation, ask for guidance through one of the available channels noted above.

Examples of suspected or known violations that must be reported:

- Violations of law or regulations
- Concerns or violations related to fraud, accounting, internal accounting controls or auditing matters
- Violations of Company policy or procedures
- Violation of the Code of Business Conduct & Ethics
- Misuse of company resources
- Retaliation



Anti-Retaliation Pledge

Aspen does not tolerate retaliation against any Aspen team member who makes a good faith report of known or suspected misconduct or other violations of this Code or law.

Any Aspen team member who in good faith reports a suspected violation of the Code, law or regulation, or raises concerns regarding Aspen's business or operations, may not be retaliated against as a result of reporting the suspected violation, issues or concerns.



OUR PEOPLE

Each and every one of Aspen's team members plays an important role in our mission to create the world's leading aerogel technology company.

Treating each other with dignity and respect in the workplace creates an inclusive and innovative workplace.





Equal Employment Opportunity

We are committed to supporting human and workplace rights in our operations and supply chain. We believe that workers should be treated with fairness, dignity, and respect, and we seek to ensure that every employee has a voice in our workplace.

We make employment decisions without regard to a person's race, color, religion, creed, sex, sexual orientation, gender identity or expression, citizenship, national origin, ethnicity, ancestry, age, disability, protected military or veteran status, genetic information or any other factor unrelated to a person's ability to perform the person's job. "Employment decisions" generally mean decisions relating to hiring, recruiting, training, promotions, and compensation, but the term may encompass other employment actions as well.

We comply with all applicable civil rights, human rights, and labor laws, and are committed to respecting the privacy of individuals by handling personal information responsibly. Questions or concerns about the handling of personal information can be directed to privacy@aerogel.com or a member of Human Resources or LCR.

For more information, refer to the Labor & Human Rights Policy.



EXIT

Harassment-Free Workplace

We are committed to maintaining a collegial work environment where all individuals are treated with respect and dignity, free of discrimination and harassment, including verbal, physical, and sexual harassment.

Aspen will not tolerate harassment of its team members by anyone, including any supervisor, co-worker, vendor or customer, whether in the workplace, at assignments outside the workplace, at Company-sponsored social functions or elsewhere.


PROCESS ENGINEERING
& RAPID PROTOTYPING

For more information, refer to the Anti-Harassment and Non-Discrimination Policy.

Health and Safety

Health and safety responsibilities are fundamental to our values.

We are committed to providing a safe and healthy workplace for employees, contractors, and visitors. Aspen team members are responsible for ensuring that the Company complies with all provisions of health and safety laws of the jurisdiction where we do business, including the timely and accurate reporting of workplace accidents, injuries, and safety concerns.

Deviations from our Health and Safety policies and procedures will always be investigated with appropriate actions taken to prevent the recurrence of a similar event. Violence and other behaviors that threaten the well-being of others are strictly prohibited.

For more information, refer to the Health & Safety Policy and Labor & Human Rights Policy.

Each of us is accountable for our own safety and for the safety of our coworkers, and must practice the following basic safety expectations:

- Take time to work safely
- Protect yourself and others, including ensuring you wear your personal protective equipment (PPE) properly
- Recognize, communicate, control, and eliminate workplace hazards
- Follow Company policies and procedures
- Timely and accurately report workplace accidents, injuries, and safety concerns
- Learn from all workplace safety events



Health and Safety (Continued)

Working under the influence of drugs or alcohol jeopardizes the health, safety, and productivity of our employees, contractors, and visitors.

We expect Aspen team members to perform their duties unimpaired by drugs or alcohol. It is prohibited for any team member to be under the influence of, manufacture, distribute, dispense, possess or use illegal drugs, intoxicants or controlled substances at any time on or about the Company's premises, while driving on Company business, while operating Company equipment, or while representing the Company in any manner.

Working under the influence of prescription or over the counter drugs that impair our ability to work safely is also prohibited.

OUR BUSINESS

We are committed to delivering world-class aerogel products that meet customer requirements and expectations. As the global aerogel technology leader, our innovation and high standards for quality products are core to maintaining trust with our stakeholders.

Our interactions with partners, customers, and suppliers are conducted with honesty and transparency.



Quality

We focus on quality excellence and safety with the full dedication, commitment, and teamwork of all Aspen team members.

Our goal is to continually improve the value of our products and services, and to deliver quality products that meet or exceed customer requirements.

It is every Aspen team member's responsibility to promptly raise concerns related to quality or safety, and to adhere to applicable laws, regulations, Company policies, and procedures that guide our actions. Promptly notify your supervisor, a Quality team member or another appropriate Aspen reporting channel when you become aware of an adverse quality or safety situation that does not adhere to Aspen's standards.



Our Commitment to Quality

- We are customer oriented
- We live by the highest quality expectations
- We are continually improving
- We involve our suppliers as partners
- We protect our people and our environment

Environment and Sustainability

We are committed to operating in an environmentally conscious, sustainable manner, prioritizing the well-being of our team members, our key stakeholders, the communities in which we operate, and ultimately, our planet.

We are committed to sustainability and environmental stewardship, supporting resource conservation, complying with applicable environmental regulations and requirements, and protecting the health and welfare of our stakeholders across all of our locations.

Aspen's environmental and sustainability programs function to ensure the well-being of our team members and to limit our impact on the environments in which we operate and in which our products are utilized.

For more information, refer to the Environmental & Sustainability Policy.

International Trade Compliance

We are subject to applicable export and import controls as well as navigating economic sanctions when transacting business globally. Our commitment to trade compliance laws and regulations requires us to abide by recognized trade restrictions, obtain proper authorizations, and maintain accurate documentation.

For more information, refer to the US Export Controls Policy.



Fair Dealing, Competition and Antitrust

We seek to obtain honest and fair business based on the quality of our products and services and encourage healthy competition.

We do not engage in unethical or illegal practices that prevent, restrict or otherwise impact free and fair competition, including disparagement of competitors, misrepresentations of price and product, collusion, discussions involving confidential information, and abuse of dominant market position.

These principles must also be adhered to when engaging in trade associations and other industry group settings.

Examples of unfair competition:

- Agree with a competitor to split territories to avoid any overlap in customers
- Align with other companies to set the same prices for similar products
- Share distribution channels and customer lists with a competitor

The following practices when working with customers, suppliers, and other third parties could raise concerns and should be discussed with an Aspen LCR representative before proceeding:

- Refusing to sell to any customers or prospective customer (for reasons unrelated to ability to pay)
- Entering into any new distribution or supply agreement which differs in any respect from those previously approved
- Conditioning a sale on the customer's purchasing another product or service, or on not purchasing the product of a competitor
- Agreeing with a customer on a minimum or maximum resale price of our products, or impose restrictions on the geographic area to which our customers may resell our products
- Requiring a supplier to purchase products from Aspen as a condition of purchasing products from that supplier
- Entering into an exclusive dealing arrangement with a supplier or customer
- Offering different prices, terms, services or allowances to different customers who compete or whose customers compete in the distribution of commodities

Third Parties, Partners and Suppliers

We base our selection of suppliers and other third-party partners on legitimate commercial considerations, and ensure appropriate due diligence is completed.

We expect them to abide by the principles contained in our Supplier Code of Conduct, and conduct business in accordance with applicable laws and principles consistent with Company policies and our values.

For more information, refer to the Supplier Code of Conduct.



Anti-Bribery and Anti-Corruption

We are committed to complying at all times with the anti-corruption, anti-bribery, and anti-kickback laws, rules and regulations in each jurisdiction in which we operate.

Under no circumstances do we facilitate money laundering, nor offer, promise, pay or accept bribes or anything of value (directly or indirectly) with the intent to gain an improper advantage, influence a decision or to improperly obtain business.

For more information, refer to the Anti-Corruption Policy.

Report suspicious behavior or "red flags" to the LCR Department or the Ethics Hotline, such as:

- Payments directed to another country, organization, individual or account
- Payments requested in cash
- False invoices or similar questionable documentation
- Large payments or oddly structured discounts



Gifts and Entertainment

Gifts and entertainment must never be given or received with the intent to influence business decisions or create the appearance of impropriety or preferential treatment.

Non-cash gifts and entertainment may be acceptable if they:

- are reasonable in value, infrequent, and consistent with customary business practice;
- cannot be construed as a bribe, pay-off or facilitation payment;
- do not make the recipient feel obligated or create the appearance of an obligation;
- are not solicited;
- are not in violation of applicable laws or ethical standards; and
- will not embarrass the Company or the Aspen team member if publicly disclosed.

Stricter laws govern gifts offered or made to government officials. These laws apply not only to government officials, but also to employees of state-owned or state-controlled entities (including companies). Each Aspen team member must comply strictly with these laws and regulations. Never offer or accept a business courtesy if doing so violates a law or regulation, will cause embarrassment for Aspen, or will reflect negatively on the Company's reputation. For more information, see the Government Relations section of this Code.



Examples of inappropriate gifts and entertainment:

- Sending an expensive bottle of wine to a potential customer during contract negotiations
- Accepting cash or a gift card from a vendor
- Receiving theater tickets from a supplier who does not plan to attend the event

For more information, refer to the Travel & Business Expense Reimbursement Policy.

Conflicts of Interest

Aspen team members must avoid any situation that may involve, or even appear to involve, a conflict between their personal interests and the interests of the Company.

Activities of immediate family members and close personal relationships may also create conflicts of interest. In dealings with current or potential customers, suppliers, contractors, and competitors, each Aspen team member must act in the best interests of the Company.

The Audit Committee of the Board of Directors will review and approve, in advance, all related party transactions, as required by the United States Securities and Exchange Commission, the New York Stock Exchange or any other regulatory body to which Aspen is subject.

Conflicts of interest must be disclosed to Aspen in writing for review and resolution, in accordance with Company procedures, before an Aspen team member may engage in any conduct that may give rise to an actual or perceived conflict of interest.

For more information, refer to the Outside Business Activities Policy.

Examples of conflicts of interest:

- Holding a significant financial interest in any organization which does or seeks to do business with Aspen or which is an actual or potential competitor of the Company
- Making procurement decisions or conducting a significant amount of business on Aspen's behalf with an organization if an immediate family member or close personal relationship is an employee of the organization and will play a significant role in the services or products provided to Aspen
- Serving as a director, officer or in any other management or consulting capacity of any actual competitor of or an entity who does business with Aspen, or engaging in activities that are directly competitive with those in which Aspen is engaged
- Using any Aspen property, information or position at the Company for personal gain
- Diverting a business opportunity from Aspen to such individual's own benefit unless otherwise reviewed by the Company
- Receiving any non-customary loan or advance from Aspen, or being the beneficiary of a guarantee by Aspen of a loan or advance from a third party

OUR COMPANY

As a publicly traded company, Aspen has certain legal and regulatory obligations regarding how we manage Company information and property.

All Aspen team members must adhere to these standards for responsible stewardship. By engaging transparently and honestly, we maintain the trust of the communities in which we work and live.



Protection and Proper Use of Company Assets

Proper protection and use of Company assets and assets entrusted to it by others, including proprietary, confidential, and trade secret information, is a fundamental responsibility of each Aspen team member.

We must comply with Aspen's physical and cyber security programs to safeguard such assets against unauthorized use or removal, theft, waste, damage, or fraud, as well as against loss by criminal act or breach of trust. Team members must use care with any Company-issued property (such as keys or building access cards), and do their part to prevent misuse, unauthorized use, or access to our facilities.

The removal of Company property from Aspen's facilities is prohibited, unless authorized by the Company. This applies to furnishings, equipment, and supplies, as well as property created or obtained by Aspen for its exclusive use – such as client lists, files, personnel information, reference materials and reports, computer software, data processing programs, and databases.

Aspen's products and services are its property. Contributions made by any Aspen team member to their development and implementation are the Company's property and remain the Company's property even if the individual's employment terminates.



For more information, refer to the Acceptable Use Policy.

Examples of information to safeguard:

- Information received from third parties in connection with Aspen's business
- Aspen's plans and business strategy
- Non-public operational and financial performance
- Unannounced products and/or contracts
- Sales data
- Significant projects
- Customer and supplier lists
- Unpublished patent applications
- Trade secrets, including manufacturing techniques, and equipment designs
- Data and other information related to research and development
- Individual employee information
- Sensitive financial information

Proprietary and Confidential Information

We provide Aspen team members with proprietary and confidential information relating to our Company and its business with the understanding that such information is to be held in confidence and not communicated to anyone who is not authorized to see it, except as may be required by law. These are costly, valuable resources developed for the exclusive benefit of the Company.

Maintaining the confidentiality of Aspen proprietary information includes not discussing confidential information in a non-work setting without approval from LCR. In addition, such information should not be shared inside Aspen unless the recipient has a bona fide need to know the information. This requirement extends to maintaining a clean workplace environment.

The obligation to maintain confidentiality and protect the Company's information extends after employment from Aspen ceases. At no time may Aspen's proprietary and confidential information be disclosed to an unauthorized third party or used for personal benefit.

For more information, refer to the Information Security Program Policy.

Insider Trading

Engaging in transactions in the Company's securities based on material non-public information or communicating material non-public information to others for their gain (considered "tipping") is expressly prohibited and extends to activities both within and outside the Company duties of each Aspen team member, including trading for a personal account.

This illegal conduct is considered "insider trading" and extends to material non-public information received from or about third parties in connection with Aspen's business.

Aspen directors and other senior-level team members must also comply with additional requirements pertaining to engaging in transactions in the Company's securities and must consult with an Aspen LCR representative before engaging in any such transaction.

For more information, refer to the Insider Trading Policy.

Examples of Insider Trading look like:

- An employee tells his aunt that his company is under investigation by the government, before the company has disclosed that fact to the public. The aunt then sells her company shares.
- An engineer learns that the Chief Technology Officer at her company is going to retire next month. She immediately sells her shares before the news is made public.
- When a quality analyst overheard that her company was in discussions to acquire another organization that would expand the business lines of her company, she bought shares of the target company.

Non-public is information that has not been effectively communicated to the marketplace.

Material means information that a reasonable investor would consider important in making their investment decisions, or information that is likely to have a significant effect on the price of a company's securities.

Accurate Records and Reporting

Aspen is committed to full, fair, accurate, timely, and understandable disclosure in the periodic reports it files, and it expects each team member to work diligently towards that goal.

Because the integrity of the Company's external reports depends on the integrity of the Company's internal reports and record-keeping, all Aspen team members must adhere to the highest standards of care with respect to our internal records and reporting.

We are required to keep books, records, and accounts that accurately and fairly reflect all Company transactions, dispositions of assets, and other events that are the subject of specific regulatory record keeping requirements, including generally accepted accounting principles and other applicable internal controls and laws for preparing financial statements and other periodic regulatory reports.

All Company reports, accounting records, sales reports, expense accounts, invoices, purchase orders, and other documents must accurately and clearly represent the relevant facts and the true nature of transactions. Reports and other documents should state all material facts of a transaction and not omit any information that would be relevant in interpreting such report or document.

Under no circumstance may there be any unrecorded liability or fund of the Company, or any improper or inaccurate entry knowingly made on the Company's books or records. No payment on behalf of the Company may be approved or made with the intention, understanding or awareness that any part of the payment is to be used for any purpose other than that described by the documentation supporting the payment. In addition, intentional accounting misclassifications (e.g., expense versus capital) and improper acceleration or deferral of expenses or revenues are unacceptable reporting practices that are expressly prohibited.

All expense reimbursements submitted must include supporting documentation and approvals that are required. Transactions must be recorded and classified in the proper accounting period and in the appropriate account and department. Estimates and accruals must also be supported by appropriate documentation and based on the best judgment.

Aspen has developed and maintains a system of internal controls to provide reasonable assurance that transactions are executed in accordance with management's authorization, are properly recorded and posted, and are in compliance with regulatory requirements.

The system of internal controls within the Company includes written policies and procedures, budgetary controls, supervisory review and monitoring, and various other checks and balances, and safeguards such as password protection to access certain computer systems.

Accurate Records and Reporting (Continued)

Aspen has also developed and maintains a set of disclosure controls and procedures to ensure that all of the information required to be disclosed by the Company in the regulatory reports that it files or submits is recorded, processed, summarized, and reported within the required time periods.

Responsibility for compliance with these internal controls and disclosure controls and procedures rests with all Aspen team members involved in approving transactions, supplying documentation for transactions, and recording, processing, summarizing, and reporting of transactions and other information required by periodic regulatory reporting. Team members whose roles require the disclosure of information to the government or regulatory authorities must ensure the information provided is full, fair, accurate, timely, and understandable in accordance with regulatory requirements.

Any external requests from a government agency for information or records must be promptly directed to an Aspen LCR representative who will determine and authorize the respective response.

For more information, refer to the Disclosure Controls & Procedures Policy.



Examples of fraud:

- Misuse of company resources
- False expense reports
- Intentional accounting misclassifications
- Channel stuffing
- Misappropriation of funds, stealing or embezzlement

Records Management

Various laws require the proper retention of numerous categories of records that are commonly maintained by companies. In consideration of those legal requirements and Aspen's business needs, all Aspen team members must maintain records in accordance with these laws and adhere to related Company policies and procedures.

Never destroy or dispose of information that might be needed for an investigation, an audit or a legal proceeding. Team members who receive a legal hold notice must follow the guidelines in the notification. Check with Aspen LCR representatives and our records management policy if there are questions about what is required.



For more information, refer to the Records Management Policy.

Company Communications

Communications about Aspen, its products, and financial performance can impact our reputation and financial standing.

Many of our disclosures are regulated by laws that determine how we release information to the public. The information we disclose must always be complete, accurate, and timely. That is why only certain authorized individuals at Aspen may speak on behalf of the Company and disclose information in accordance with our Company policies and procedures.

All inquiries by representatives from the news or financial media must be directed to Aspen Marketing or Investor Relations. Inquiries by a government official or regulatory authority must be directed to an Aspen LCR representative for handling.



Examples of inappropriate handling of inquiries:

- A receptionist answers a call from a news outlet inquiring about rumors of product quality issues. He responds acknowledging there are issues and informs the media he will call back when he hears more.
- A regulatory agent appears unannounced at the company's manufacturing plant and wants to go to the manufacturing floor. The security guard lets her in to the plant floor unsupervised and without notifying the company's legal team.
- A sales representative posts on his LinkedIn account that the company's products are far superior to the competition and the competition is in financial trouble.



Company Communications: Social Media

We recognize the importance of social media in both professional and personal life as a way to communicate, collaborate, share information, and promote a sense of community and engagement.

Social media and social collaboration tools can be a powerful force for good, and we encourage team members to use it in positive ways. However, inappropriate or irresponsible use of social media may create regulatory, privacy-related, and reputational risk to Aspen.

When engaging with social media outlets, Aspen team members must not represent Aspen or communicate on behalf of Aspen unless authorized by the Company to do so.

For more information, refer to the Social Media Policy.

Government Relations

Aspen team members must adhere to the highest standards of ethical conduct in all relationships with government employees and must not attempt to improperly influence the actions of any public official.

Government Procurement: Many national and local governments have adopted comprehensive laws and regulations governing their purchases of products from private contractors. These laws and regulations are intended to ensure that governmental entities receive pricing, terms, and conditions equivalent to those granted to Aspen's most favored commercial customers and that there is full and open competition in contracting.

The procurement integrity laws impose restrictions on the relationships between Aspen and government procurement officials who have or are engaged personally and substantially in government procurements. Aspen team members are responsible for understanding the requirements and ensuring that business partners, suppliers, and consultants are aware of, and in compliance with, these legal requirements as they pertain to Aspen's business.

Payments to Government Officials: Under no circumstances should team members provide payments or anything of value to government officials or employees without advance consultation with an Aspen LCR representative. Corporate hospitality and the reimbursement of travel expenses involving government officials or employees should be limited to bona fide expenses relating to the legitimate promotion of Aspen's products and services. All payments and anything of value to government officials must be approved by the Company in accordance with its policies and procedures.

Government Inquiries, Investigations, and Audits: We cooperate with all government investigations and audits applicable to our business. When the government initiates an inquiry, investigation, or audit, Aspen team members are responsible for ensuring Company records are not to be discarded, concealed, falsified, altered or otherwise made unavailable. We must provide truthful, complete, and accurate information at all times. All contact by a government agency or authority regarding an inquiry, investigation or audit must be directed to an Aspen LCR representative.

Political Activities and Contributions: Aspen team members must keep personal political activities and contributions separate from Company affiliation. Aspen does not reimburse for nor contribute funds, property or services to any political party, committee, or any candidate for an office of any government. We may expend Company funds to support or oppose public referendum or separate ballot issues, where allowed by local law.

For more information, refer to the Anti-Corruption Policy.



Community Engagement

We are committed to supporting the communities in which we work and live. Our responsible social engagements positively contribute to the mutual interests of our surrounding communities.

Aspen team members are encouraged to get involved with Company-sponsored volunteer and charity events. We also encourage team members to participate personally in local community philanthropic initiatives.

When engaging in any charitable activities outside of Company-sponsored events, team members must ensure that they do not present any conflicts of interest and avoid using Company resources, references or time without permission to do so.

HELPFUL RESOURCES

Thank you for taking the time to review our Code of Business Conduct and Ethics and committing to practice its principles every day at Aspen.

Our Code is your guide when navigating situations that may seem unclear.

Aspen Policies Referenced in the Code:

- Acceptable Use Policy
- Anti-Corruption Policy
- Anti-Harassment and Non-Discrimination Policy
- Disclosure Controls & Procedures Policy
- Environmental & Sustainability Policy
- Health & Safety Policy
- Information Security Program Policy
- Insider Trading Policy & Guidelines for Rule 10b5-1 Trading Plans
- Labor & Human Rights Policy
- Outside Business Activities Policy
- Records Management Policy
- Social Media Policy
- Supplier Code of Conduct
- Travel & Business Expense Reimbursement Policy
- US Export Controls Policy

Speak Up

The Code does not describe every situation you may encounter in your business activities. If you still have questions or concerns after reviewing our Code and Company policies, please reach out to the following helpful Aspen resources for guidance:

- Manager or Supervisor;
- Human Resources;
- Legal, Compliance & Regulatory; or
- Ethics Hotline (a third-party service available 24 hours a day, 7 days a week):
  - https://whistleblowersoftware.com/secure/aspenaerogels

Nothing in this Code shall be interpreted to prohibit reporting of violations directly to the U.S. Securities and Exchange Commission or any other governmental or regulatory agency.

Questions concerning the applicability of any legal or regulatory provision should be directed to LCR.



Waivers

It is Aspen's policy only to grant waivers from the Code in limited and compelling circumstances.

If any situation should arise where a course of action would likely result in a violation of the Code and an Aspen team member believes that a valid reason for the course of action exists, the team member should contact the Chief Compliance Officer to obtain a waiver prior to the time the action is taken.

Waiver requests by an executive officer or member of the Board of Directors shall be referred by the Compliance Committee, with its recommendation, to the Board of Directors or a committee thereof for consideration.

If the waiver is granted, the Company will publicly disclose the waiver in accordance with applicable requirements of the United States Securities and Exchange Commission, the New York Stock Exchange or other applicable law or regulation.




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